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                                                                      EXHIBIT 15

October 28, 1997

Koger Equity, Inc.
3986 Boulevard Center Drive
Jacksonville, Florida 32207

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Koger Equity, Inc. and subsidiaries for the periods ended September 30, 1997 and 1996, as indicated in our report dated October 24, 1997; because we did not perform an audit, we expressed no opinion on such financial information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, is incorporated by reference in Registration Statement No. 33-55179 on Form S-3, Registration Statement No. 33-54617 on Form S-8, Registration Statement No. 333-20975 on Form S-3, Registration Statement No. 333- 23429 on Form S-8, and Registration Statement No. 333-37919 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



DELOITTE & TOUCHE LLP
Jacksonville, Florida